                                                                      Exhibit 12


                 COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                      (DOLLARS IN MILLIONS, EXCEPT RATIOS)

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

                                                             Three Months Ended
                                                          ------------------------
                                                          March 31,      March 31,
                                                             1999          1998
                                                          ---------      --------
Loss) before taxes on income                               $ (83.7)        $ (1.9)
Adjustments:
Distributed income of less than
   50% owned companies                                      --              --
Fixed charges net of capitalized
   interest                                                   12.3            3.3
                                                           -------         ------
                                                           =======         ======

Earnings before taxes and fixed
   charges as adjusted                                     $ (71.4)        $  1.2
                                                           =======         ======

FIXED CHARGES:
Interest expense                                           $   9.9         $  1.6
Portion of rent expense which
   represents interest factor                                  2.0            1.7
Amortization of debt costs                                     0.4          --

Total fixed charges                                           12.3            3.3
                                                           =======         ======


Preferred stock dividends requirements                     $   2.6          --
                                                                           ----
Fixed charges including pre-tax preferred
   dividend requirement                                    $  12.3         $  3.3
                                                           =======         ======

RATIO OF EARNINGS TO FIXED CHARGES                           N/A            N/A

DEFICIENCY OF EARNINGS TO FIXED CHARGES
                                                              83.7            2.1
RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED DIVIDENDS                           N/A            N/A

DEFICIENCY OF EARNINGS TO COMBINED
   FIXED CHARGES AND PREFERRED
   DIVIDENDS                                                  86.3          N/A

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